SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (AMENDMENT NO. 5)

                       Frontier Adjusters of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    359050101
--------------------------------------------------------------------------------
                                 (Cusip Number)

                                Joseph L. Getraer
                            c/o Rosenman & Colin LLP
                               575 Madison Avenue
                            New York, New York 10022
                                 (212) 940-8800
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 27, 2001
--------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 2 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         United Financial Adjusting Company, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         WC and AF (WC of the Progressive Corporation)
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Ohio
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 3 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Netrex Holdings L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           HC
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 4 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Netrex Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 5 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Duck Pond Corp.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           CO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 6 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Michael C. Pascucci
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 7 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Christopher S. Pascucci
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 359050101                                           Page 8 of 11 pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Ralph P. Pascucci
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER

                               0
   NUMBER OF        ------------------------------------------------------------
    SHARES              8      SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                    0
     EACH           ------------------------------------------------------------
   REPORTING            9      SOLE DISPOSITIVE POWER
    PERSON
     WITH                      0
                    ------------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER

                               0
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                    [ ]

--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           0
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON

           IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

ITEM 1.  SECURITY AND ISSUER.

    This Amendment No. 5 to Schedule 13D (this "Amendment No. 5") relates to the shares of Common Stock, par value $.01 per share (the "Common Stock'), of Frontier Adjusters of America, Inc., an Arizona corporation (the "Issuer"). This Amendment No. 5 is filed by the Reporting Persons (defined in Item 2) in order to amend Items, 4, 6 and 7 of the Statement on Schedule 13D (the "Initial Schedule 13D"), filed jointly with the Securities and Exchange Commission by The Progressive Corporation ("Progressive") and UFAC on December 9, 1998, and amended by Amendment No. 1 filed on May 4, 1999, Amendment No. 2 filed on July 7, 1999 Amendment No. 3 filed on November 18, 1999 and Amendment No. 4 filed on November 23, 1999.

ITEM 4.  PURPOSE OF TRANSACTION.

    The second paragraph of Item 4 of Amendment No. 4 to this Schedule 13D is deleted and replaced in its entirety with the following:

         Pursuant to a Stock Purchase Agreement dated as of April 27, 2001 (the "Agreement") by and among UFAC, the Issuer, and Merrymeeting, Inc., a Delaware corporation, UFAC has sold all of the shares of Common Stock owned by it to Merrymeeting, Inc. for an aggregate purchase price of $8,330,000.00. The Agreement contains customary representations and warranties. The foregoing summary of certain terms of the Agreement is qualified in its entirety by reference to such Agreement, a copy of which is included as Exhibit 2 hereto. As a result of the foregoing transactions, the Reporting Persons no longer own any shares of the Issuer's Common Stock

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

    Item 5 of this Schedule 13D is hereby amended by deleting subparagraphs (a),
    (b) and (d) and replacing subparagraph (e) with the following:

         (e) As of May 1, 2001 the Reporting Persons are no longer the owners of greater than 5% of the Issuer's Common Stock.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

    Item 6 of this Schedule 13D is amended by adding the following:

         All of the information regarding the Agreement set forth in Item 4 of this Amendment No. 5 is incorporated in this Item 6 by reference.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Exhibit 2. Stock Purchase Agreement dated as of April 27, 2001, by and among United Financial Adjusting Company, Inc., Merrymeeting, Inc. and Frontier Adjusters of America, Inc.

                               Page 9 of 11 pages

                                   Signatures

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:   April 30, 2001                     United Financial Adjusting Company

                                            By: /s/ Peter Cavallaro
                                            Name: Peter Cavallaro
                                            Title: Secretary


                                            Netrex Holdings L.L.C.
                                            By: Netrex Corp., Manager


                                            By: /s/ Christopher S. Pascucci
                                            Name: Christopher S. Pascucci
                                            Title: President

                                            Netrex Corp.


                                            By: /s/ Christopher S. Pascucci
                                            Name: Christopher S. Pascucci
                                            Title: President


                                            Duck Pond Corp.


                                            By: /s/ Christopher S. Pascucci
                                            Name: Christopher S. Pascucci
                                            Title: President


                                            /s/ Michael C. Pascucci
                                            Michael C. Pascucci


                                            /s/ Christopher S. Pascucci
                                            Christopher S. Pascucci


                                            /s/ Ralph P. Pascucci
                                            Ralph P. Pascucci

                               Page 10 of 11 pages

                                  Exhibit Index

Exhibit 2. Stock Purchase Agreement dated as of April 27, 2001, by and among United Financial Adjusting Company, Inc., Merrymeeting, Inc. and Frontier Adjusters of America, Inc.